                                                                    EXHIBIT 23.1


                         Consent of Independent Auditors


The Board of Directors
Team, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-74382, No. 33-88684, No. 333-30003, No. 333-72329, No. 333-74060, No.
333-72331, No. 333-74070, No. 333-74062, No. 333-29997 and No. 333-74068) on
Form S-8 of Team, Inc. of our report dated July 16, 2003, relating to the consolidated balance sheets of Team, Inc. and Subsidiaries as of May 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for the years then ended, and all related financial statement schedules, which report appears in the May 31, 2003 annual report on Form 10-K of Team, Inc.


KPMG LLP

Houston, Texas
August 22, 2003